FIBERMARK, INC.

                    P.O. Box 498 o Brattleboro, Vermont 05302


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 5, 1998

TO THE STOCKHOLDERS:

      Notice is hereby given that the Annual Meeting of Stockholders of FiberMark, Inc., a Delaware corporation ("the Company"), will be held on Tuesday, May 5, 1998, at 3:00 p.m. at The Waldorf Astoria (Conrad Suite), 301 Park Avenue, New York, New York, for the following purposes:

      1. To elect directors to serve for the ensuing year and until their successors are elected.

      2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

      3. To approve the 1998 Amended and Restated Non-employee Directors Stock Option Plan.

      4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has established the close of business on March 16, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                    By Order of the Board of Directors


                                    /s/ Paul S. Street
                                    ------------------
                                    Paul S. Street
                                    Secretary and General Counsel


Brattleboro, Vermont
March 31, 1998

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              FiberMark, Inc.
                 P.O. Box 498 o Brattleboro, Vermont 05302

                              PROXY STATEMENT

                                MAY 5, 1998

                             TABLE OF CONTENTS


INFORMATION CONCERNING COMPANY DEVELOPMENT.............................  1

INFORMATION CONCERNING SOLICITATION AND VOTING.........................  1

PROPOSAL 1 - ELECTION OF DIRECTORS.....................................  3

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.........  6

PROPOSAL 3 - APPROVAL OF THE 1998 AMENDED AND RESTATED
             NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN..................  7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........  12

EXECUTIVE COMPENSATION AND OTHER INFORMATION..........................  15

CERTAIN TRANSACTIONS .................................................  24

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934..  24

OTHER MATTERS.........................................................  24

                   INFORMATION CONCERNING COMPANY DEVELOPMENT

Effective January 1, 1998, FiberMark purchased Steinbeis Gessner GmbH ("Gessner"), a German specialty fiber-based materials manufacturer located near Munich. With two facilities in Bavaria, Gessner manufactures materials within three of four FiberMark markets: filter media, tape base materials, and abrasive materials. The acquisition of Steinbeis Gessner was financed with a secondary offering of 1.5 million shares of common stock in December 1997 ($31 million) and a German bank loan ($30 million) which was completed in January 1998. FiberMark Gessner GmbH & Co. will be operated as a fifth FiberMark division.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of FiberMark, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 5, 1998, at 3:00 p.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Waldorf Astoria (Conrad Suite), 301 Park Avenue, New York, New York. The Company intends to mail this proxy statement and accompanying proxy card on or about April 1, 1998 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional information to be furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, executive officers, or other regular employees of the Company. No additional compensation will be paid to directors, executive officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on March 16, 1998, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 16, 1998, the Company had outstanding and entitled to vote 7,733,781 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes in respect of each proposal to be voted upon at the meeting. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal corporate office, P.O. Box 498, Brattleboro, Vermont 05302, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      Under Section 5(b) of the bylaws of the Company, proposals by stockholders of the Company must be given in writing to the Secretary of the Company in a timely manner. A timely manner is identified as being delivered to or mailed and received at the principal executive offices of the Company not less than one hundred twenty (120) calendar days in advance of the date the Company's proxy statement is released to stockholders in connection with the previous year's annual meeting of stockholders. No timely proposals were received.

Stockholder Nomination of Directors

      Under Section 5(c) of the bylaws of the Company, nominations for election to the Board of Directors by stockholders of the Company must be made in accordance with the requirements of the bylaws. No timely nominations were received.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

      There are nine nominees for the Board of Directors' positions presently authorized in the Company's Bylaws. Current directors Glenn S. McKenzie and John
D. Weil are not standing for re-election. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation, or removal. The terms "Board of Directors" or "Board" may be used interchangeably throughout and refer to the Board of Directors of the Company.

      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Nominees

      The names of the nominees and certain information about them are set forth below:

Alex Kwader, age 55, has been the President and Chief Executive Officer of the Company since August 1991 and a director since November 1991. Since 1970, Mr. Kwader has been employed by the Company and Boise Cascade ("BCC") in various management positions. He served as Senior Vice President of the Company from March 1990 to August 1991 and as Vice President from the Company's inception in June 1989 until March 1990. Mr. Kwader was also General Manager of the Pressboard Division from June 1989 to August 1991, serving in the same capacity for the BCC Pressboard Division from 1986 until June 1989. From 1980 to 1985, he served as General Manager of the BCC Latex Fiber Products Division. Mr. Kwader holds a B.S. in Mechanical Engineering from the University of Massachusetts and a M.S. from Carnegie Mellon University and attended the Harvard Business School Executive Program.

K. Peter Norrie, age 59, has served as Chairman of the Board of Directors of the Company since June 1989 and as Chief Executive Officer from the Company's inception in June 1989 to November 1990. He is also Chairman of the Executive Committee and a member of the Compensation Committee of the Board of Directors. Mr. Norrie is currently the President of Parma Laboratories, Inc. and has served in such capacity since 1992. From 1976 until June 1989, Mr. Norrie was Senior Vice President and General Manager of Boise Cascade Corporation's Paper Group. From 1964 to 1976, he was employed by BCC in various management positions, including Vice President and General Sales Manager of the White Paper Division of the Paper Group. He serves as a member of the Advisory Board of Compensation Resource Group, Inc., a management compensation advisory concern. Mr. Norrie received a B.S. in Civil Engineering from Gonzaga University and an M.B.A. from Harvard University.

Brian C. Kerester, age 39, has been a director of the Company since May 1996 and serves as a member of the Executive Committee. Mr. Kerester is the Chief Financial Officer of Distribution Dynamics, Inc. ("DDI") a privately held company controlled by McCown De Leeuw and Company ("MDC"). DDI is a distribution company of "C" class components, including fasteners and electronic components, to Original Equipment Manufacturers. Prior to joining DDI on October 1, 1996, Mr. Kerester had been an operating affiliate and a Partner with MDC. Prior to joining MDC, Mr. Kerester worked with The First Boston Corporation in the Venture Capital Group from 1984 through 1986, and Bankers Trust Company in the World Corporate Department from 1981 to 1984. He holds a B.S. in Economics from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia Business School.

Marion A. "Bud" Keyes, IV, age 59, was appointed as a director of the Company in August 1997. Mr. Keyes is currently and has served as Senior Vice President of Emerson Electric Co. and President of Rosemount Analytical, Inc. since December 1993. Mr. Keyes served as President of Trice Engineering Inc. and Chairman of DCOM Corporation from 1991 and 1990, respectively, to 1993. From 1989 to 1995, he served as Senior Vice President, Group Executive, and a member of the Executive Operating Committee of McDermott International Inc. Mr. Keyes also served as President and Chief Operating Officer of Bailey Controls from 1980 to 1995. Mr. Keyes received a B.S. in Chemical Engineering from Stanford University, an M.S. in Electrical Engineering from the University of Illinois and an M.B.A. from Baldwin Wallace College.

George E. McCown, age 62, has been a director of the Company since its inception in June 1989, and is a member of the Compensation Committee. Mr. McCown was co-founder and has been a Managing General Partner of MDC, the general partner of McCown De Leeuw & Co., since 1984. He currently serves as a director of three other publicly held companies: Building Materials Holdings Corporation, a building materials retailer, Nimbus CD International, Inc., a CD audio and CD-ROM manufacturer, and Vans, Inc., a casual shoe manufacturer. Mr. McCown also serves as a director of several other MDC Management portfolio companies. Mr. McCown received a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from Harvard University.

Jon H. Miller, age 60, has been a director of the Company since its inception in June 1989. He is also Chairman of the Compensation Committee of the Board of Directors. Mr. Miller was President and Chief Operating Officer of BCC from 1978 until his retirement in 1990. He is also a director of Idaho Power Company. Mr. Miller received a B.A. in Economics and an M.B.A. from Stanford University.

Elmar B. Schulte, age 56, is standing for his first election to the Board of Directors of the Company. Mr. Schulte has founded and has been a Managing General Partner of Dr. Schulte Vermoegensverwaltungs-KG since 1981 and is a private investor. He served as Senior Vice President Deutsche Leasing AG, Frankfurt, from 1976 - 1980. From 1971 to 1976, he was employed by Clark Equipment Corporation in various management positions including Corporate Division Controller and Business Manager for Clark International Marketing SA, Brussels. He currently serves as director of Albers and Scheiffele AG, a clothing retailer. Mr. Schulte received his Diploma in Business and Ph.D. in Economics from the University of Muenster, Germany and an MBA from INSEAD European Institute of Business Administration, Fontainebleau, France.

Edward P. Swain, Jr., age 62, was appointed as a director of the Company in February 1998. Mr. Swain currently serves as President of P T Holdings Corporation, having been President and

Chief Executive Officer of Port Townsend Paper Corporation from January 1992 until January of 1998, after serving as acting President and CEO since August 1991. Previously, Mr. Swain was a partner in a major Seattle law firm, Assistant General Counsel of Boise Cascade Corporation, and President of a venture capital firm. He currently serves as Chairman of the Finance Committee and member of the Executive Committee of the Board Trustees of the Museum of Flight in Seattle, Washington. Previous directorships included Orbanco Financial Services Corporation, Northwest Acceptance Corporation and the Oregon Bank. Mr. Swain received a B.A in Economics from Williams College and a LL.B. from Harvard Law School.

Fred P. Thompson, Jr., age 70, has been a director of the Company since April 1993. He also serves as a Chairman of the Audit Committee of the Board of Directors. Mr. Thompson is currently and has served as President and Chief Executive Officer of Peregrine Industries, Inc., a cabinet manufacturer, Executive Management, Inc., a management services firm, and Chairman and Chief Executive Office of Powder River, Inc., a livestock handling equipment manufacturer since 1972, 1985, and 1990, respectively. From 1984 to 1996, when the company was sold, he served as Chairman and Chief Executive Officer of Nelson-Ball Paper Products, Inc., a converter of paper products. Mr. Thompson received a B.S. from the University of Oregon and attended the Harvard Business School Advanced Management Program.

There are no family relationships among any of the directors or executive officers of the Company.

Board Committees and Meetings

      During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. The Board has an Audit Committee, Compensation Committee and an Executive Committee.

      The Audit Committee reviews the results and scope of the annual audit and other services provided by the auditors, discusses the financial statements, and recommends to the Board the independent auditors to be retained. It also receives and considers the accountants' comments as to controls and adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Thompson, McKenzie, and Weil. The Audit Committee met twice during 1997.

      The Compensation Committee makes recommendations concerning executive salaries, incentive compensation, and benefit plans, awards stock options to employees under the Company's stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Miller, McCown, and Norrie. The Compensation Committee met three times during 1997. See "Compensation Committee Interlocks and Insider Participation" for a discussion of Mr. Norrie's employment arrangement with the Company.

      During the fiscal year ended December 31, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the period for which he was a director or committee member, respectively, with the exception of George E. McCown. Mr. McCown was unable to participate in one of the regularly scheduled quarterly Board of Directors meetings and three specially convened telephonic meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


      The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG has audited the Company's financial statements since May 1996. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

      Stockholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of KPMG.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                                  PROPOSAL 2.

                                   PROPOSAL 3

        APPROVAL OF THE 1998 AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS
                                STOCK OPTION PLAN


Introduction

      The Company's Board of Directors and stockholders previously adopted and approved the 1994 Directors Stock Option Plan (the "Plan"). A total of 75,000 shares of Common Stock (after stock split in form of stock dividend) were reserved for issuance under the Plan of which 75,000 shares have been issued as options and no shares remain available for future grant.

      The Board of Directors adopted amendments to the Plan in 1996 which were approved by the shareholders (the "Amendments") and created a new class of options that had early vesting provisions based on the performance of the Company's stock price. The Amendments increased the number of shares authorized under the Plan by 150,000 shares (after stock split in form of stock dividend). Options have been issued pursuant to the Amendments for a total of 147,750 shares and the options are fully vested with only 2,250 shares remaining available under the Amendments for future option grants.

      On February 18, 1998, the Board of Directors adopted a new Amended and Restated Non-employee Directors Stock Option Plan (the "Directors Plan"), subject to shareholder approval, in order to have options available to compensate existing and new directors. As described below under "Terms of Options Under Directors Plan - Vesting," the Directors Plan reserves an additional 200,000 shares of the Company's Common Stock for issuance to non-employee directors (under the Plan and Amendments, options for 225,000 shares of common stock were previously granted). The Directors Plan contains two types of option grants: (1) a base grant of an option for 7,500 shares at the grant date fair market value option price which vests at a rate of 20% for each year of board service and (2) a performance grant of an option for 15,000 shares at a grant date fair market value option price which has accelerated vesting if the stock of the Company reaches certain price levels for 20 consecutive trading days and ultimately vests after eight years of service on the Board of Directors.

      The Board of Directors believes that the Directors Plan is necessary for the Company to attract and retain the best available people for service as directors and to compensate them for their many hours of service. As more fully set forth below, a major portion of the options carry special vesting acceleration provisions based on increases in the fair market value of the Company's Common Stock. The Board believes that the accelerated vesting provisions for the options directly align the interests of the Directors with the interests of the stockholders and offset any concerns of the stockholders regarding dilution.

      The Board of Directors recommends that the stockholders vote in favor of this Proposal to approve the Directors Plan. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to approve the Directors Plan.

      The essential features of the Directors Plan are summarized below; provided that this summary is qualified in its entirety by reference to the complete text of the Directors Plan, which will be made available upon request.

Purpose of Directors Plan

      The purpose of the Directors Plan is to retain the services of persons now serving as Non-employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide an additional incentive for such persons to exert maximum efforts to promote the success of the Company and to enhance the fair market value of its shares.

Administration of Directors Plan

      The Directors Plan is administered by the Board of Directors of the Company, which may delegate administration of the Directors Plan to a committee composed of not less than two of its members.

Eligibility

      The Directors Plan provides that options may be granted only to Non-employee Directors of the Company. A "Non-employee Director" is defined in the Directors Plan as a director of the Company who is not employed on a full-time basis by the Company or any affiliate. The Company's proposed Directors (all except Mr. Kwader) to be elected to the Board will be eligible to participate in the Directors Plan.

Option Grants

      Options grants under the Directors Plan are non-discretionary. Subject to the approval of the Directors Plan by the stockholders of the Company, on May 5, 1998, each Non-employee Director shall be granted the following options: (1) base options for 7,500 shares of Common Stock that vest at a rate of 20% per year of service on the Board as described below; and (2) performance options for 15,000 shares which vest after eight years of service on the Board of Directors following the grant and have accelerated vesting if the fair market value of the stock achieves certain price levels as described below.

      Each person who becomes a Non-employee Director of the Company after stockholder approval of the Directors Plan shall, on the date of initial election to be a director, be granted the same base and performance options to purchase a total of 22,500 shares of Common Stock of the Company, subject to the same vesting requirements referred to above.

      The following table presents certain information with respect to the options expected to be granted under the Directors Plan during fiscal year 1998 to all Non-employee Directors as a group.

--------------------------------------------------------------------------------
                                                             Fair Market Value
                     Number of Shares   Fair Market Value    of Stock Under
                     Subject to         of All Shares        Directors Plan at
                     Directors Plan     Subject to Options   Full Vesting for
                     Expected to be     Expected to be       Both Base and
                     Granted for        Granted in Fiscal    Performance
Position             Fiscal Year 1998   Year 1998(1)         Options(2)
--------------------------------------------------------------------------------
All Non-employee
Directors
as a Group                180,000         $4,613,400          $6,840,000
--------------------------------------------------------------------------------
Individual
Non-employee
Director
   - Base Option            7,500         $  192,225          $  285,000
   - Performanc Option     15,000                --           $  570,000
--------------------------------------------------------------------------------

----------

(1) Options will be granted at an exercise price equal to the fair market value on May 5, 1998, the date of the Annual Meeting. The amount set forth above assumes an exercise price of $25.63, the closing sale price of the Company's Common Stock on the New York Stock Exchange on February 18, 1998, multiplied by the number of shares underlying such options.

(2)   Director Plan options will become vested and exercisable on the earlier of
      (i) the date eight years from their grant date or (ii) when the fair market value of the Company's Common Stock reaches the following thresholds:

                  50% or 7,500 shares at fair market value of $30
                  25% or 3,750 shares at fair market value of $34
                  25% or 3,750 shares at fair market value of $38

To achieve full vesting under the performance option the market price of the Company's stock would equal or exceed $38.00 per share.

Terms of Options under Directors Plan

      Each option under the Directors Plan will be subject to the following terms and conditions:

      Vesting. The base grant of options under the Directors Plan for 7,500 shares vest at a rate of twenty percent (20%) per year over a period of five (5) years, commencing on the first anniversary of the grant date or the following annual meeting of the Company and continuing thereafter annually to vest at such earlier date. In order for a person's shares to vest, the person receiving the grant must continue to be a director on the vesting date. If a person receiving an option grant no longer serves on the Board of Directors at the time of a vesting date, the director forfeits any unvested options.

      The performance options granted under the Directors Plan shall vest in full on the eighth anniversary of the option grant if the person is still serving on the Board of Directors subject to accelerated vesting under the following general terms specified in the Directors Plan:

            (i) 50% of options vest and become exercisable when the fair market value of the Company's Common Stock reaches a level of at least $30 per share for 20 consecutive trading days or the stock is valued at $30 per share in a merger, asset sale, or similar arrangement.

            (ii) 25% of options vest and become exercisable when the fair market value of the Company's Common Stock reaches a level of at least $34 per share for 20 consecutive trading days or the stock is valued at $34 per share in a merger, asset sale, or similar arrangement.

            (iii) 25% of the options vest and become exercisable when the fair market value of the Company's Common Stock reaches a level of at least $38 per share for 20 consecutive trading days or the stock is valued at $38 per share in a merger, asset sale, or similar arrangement.

      Exercise Price; Payment. The exercise price of options granted under the Directors Plan shall be equal to 100% of the fair market value of the Common Stock (defined as the closing sale price of the Company's Common Stock on the New York Stock Exchange on the last trading day on or prior to the date of grant). The exercise price of options granted under the Directors Plan may be paid in cash or by delivery of shares of Common Stock of the Company that have been held for the period required to avoid a charge to the earnings of the Company. Any shares so surrendered shall be valued at their fair market value on the date immediately preceding the date of exercise. The Directors Plan also permits the Board to establish a "cashless exercise" program.

      Transferability. Under the Directors Plan, an option may not be transferred by the optionee except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee; however, an optionee may designate a person to exercise such option after the death of the optionee.

      Term. No option under the Directors Plan is exercisable by any person after the expiration of ten years from the date the option is granted.

      Forfeiture. If any person holding an option ceases to serve as a director of the Company for any reason other than death, the option shall expire on the date one year after the date of termination of service or, if earlier, on the ten-year expiration date. In the event that such termination occurs due to the death of the holder, the option shall expire on the date 18 months after the date of death or, if earlier, on the ten-year expiration date. In any event, each option may be exercised only with respect to the number of shares which had vested at the time of the holder's separation from service.

Adjustment Provisions

If there is any change in the stock subject to the Directors Plan or subject to any option granted under the Directors Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise) the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the class, kind and the maximum number of shares subject to such plan and the class, kind, number of shares and price per share of stock subject to such outstanding options.

Effect of Certain Corporate Events

      In the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Directors Plan or substitute similar options for those outstanding under such plan, or if the Company is the surviving corporation, such outstanding options will continue in full force and effect.

Duration, Amendment and Termination

      The Board of Directors may amend, suspend or terminate the Directors Plan at any time or from time to time; provided, however, that the Board may not amend the Directors Plan with respect to the amount, price or timing of grants more often than once every 6 months. The Directors Plan will terminate on February 18, 2008 unless terminated earlier. No amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Directors Plan; (ii) decrease the exercise price of an option granted; (iii) extend the term of options granted;
(iv) modify the requirements as to eligibility for participation in the Directors Plan (to the extent such modification requires stockholder approval in order for the Directors Plan to comply with the requirements of Rule 16b-3); or
(v) modify the Directors Plan in any other way if such modification requires stockholder approval in order for the Directors Plan to meet the requirements of Rule 16b-3. No such actions by the Board of Directors may impair the rights and obligations under any previously granted Options without the optionee's consent.

      Options granted under the Directors Plan generally have no immediate tax consequences to the optionee or the Company by reason of the grant of an option. Upon exercise of an option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of the stock purchased on the date of exercise over the option exercise price paid. The Company will be generally entitled to a business expense deduction equal to the taxable ordinary income reported by the optionee at the time reported. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Slightly different rules apply to optionees who are subject to
Section 16(b) of the Exchange Act.

      This brief summary of Certain Federal Income Tax Consequences of the Directors Plan under the Code as currently in effect is not intended to be exhaustive and, among other things, does not cover all potential participants or circumstances under the Directors Plan, and does not describe state or local tax consequences or the effects of gift, estate or inheritance taxes.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                                  PROPOSAL 3.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNDERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 16, 1998, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on March 16, 1998; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Common Stock.

                                                       Beneficial Ownership(1)
-----------------------------------------------------------------------------
                                                         Number of Percent of
Beneficial Owner                                           Shares Total(2)
Heartland Advisors, Inc.(3)............................... 800,950    10.4%
   790 North Milwaukee Street
   Milwaukee, WI 53202
KPM Investment Management(3).............................. 720,000     9.3%
   10250 Regency Circle
   Omaha, NE 68114
Franklin Mutual Advisors, Inc.(3)......................... 475,000     6.1%
   51 John F. Kennedy Parkway
   Short Hills, NJ  07078
Alex Kwader, President, CEO and Director(4)............... 128,192     1.7%
K. Peter Norrie, Chairman of the Board of Directors(5)....  47,037     *
Brian C. Kerester, Director(6) ...........................  22,440     *
Marion Keyes, Director(7).................................  15,000     *
George E. McCown, Director(8).............................  97,499     1.3%
Jon H. Miller, Director(9)................................  22,500     *
Glenn S. McKenzie, Director(10)...........................  27,000     *
Ted Swain, Director(11)...................................  15,000     *
Fred P. Thompson, Jr., Director(12).......................  22,650     *
John D. Weil, Director (13)...............................  15,500     *
David C. Bernhard , General Manager(14)...................   9,776     *
David R. Kruft, General Manager(15).......................   2,930     *
Bruce Moore, Vice President and CFO(16)................... 112,251     1.5%
David E. Rousse, General Manager(17)......................   4,580     *
Stephen A. Steidle, Vice President and General Sales
   Manager(18) ...........................................  53,140     *
Robert W. Yousey, General Manager(19).....................   3,766     *
                                                             -----
Directors,executive officers and general managers as
   a group (16 persons) .................................. 599,261     7.7%

----------
*  Represents holdings of less than 1%.

(1) This table is based upon information supplied by executive officers, directors, principal stockholders, our stock surveillance firm, and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages of ownership are based on 7,733,781 outstanding shares of the Company's Common Stock on March 16, 1998, as adjusted as required by rules promulgated by the Commission.

(3)   Assumes the number of shares owned as of March 16, 1998.

(4) Mr. Kwader has vested 84,398 shares under the 1992 Stock Option Plan. Under the 1994 Stock Option Plan he has options for 93,750 shares, of which 37,425 are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 30,000 shares, of which none are vested.

(5) Mr. Norrie has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares on the initial grant date and 1,500 shares per year thereafter) of which 7,500 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(6) Mr. Kerester has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares per year) of which 3,000 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(7) Mr. Keyes has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares per year) of which none are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten
      (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(8) Mr. McCown has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares on the initial grant date and 1,500 shares per year thereafter) of which 7,500 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(9) Mr. Miller has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares on the initial grant date and 1,500 shares per year thereafter) of which 7,500 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(10) Mr. McKenzie has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares on the initial grant date and 1,500 shares per year thereafter) of which 7,500 are vested or will vest within the next 60 days. Under the 1996

      Amendment to the 1994 Director Stock Option Plan (options vest over ten
      (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(11) Mr. Swain has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares per year) of which none are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten
      (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(12) Mr. Thompson has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares on the initial grant date and 1,500 shares per year thereafter) of which 7,500 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(13) Mr. Weil has options for 7,500 shares granted under the 1994 Directors Stock Option Plan (options vest at a rate of 1,500 shares per year) of which 3,000 are vested or will vest within the next 60 days. Under the 1996 Amendment to the 1994 Director Stock Option Plan (options vest over ten (10) years with accelerated vesting if stock reaches a certain market price over a period of time), he has options for 15,000 shares, of which 15,000 are vested.

(14) Mr. Bernhard has options for 26,201 shares under the 1994 Stock Option Plan of which 7,525 shares are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 15,000 shares of which none are vested.

(15) Mr. Kruft has options for 14,651 shares under the 1994 Stock Option Plan of which 2,930 shares are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 15,000 shares of which none are vested.

(16) Mr. Moore has vested 42,200 shares under the 1992 Stock Option Plan. Under the 1994 Stock Option Plan he has options for 42,750 shares, of which 17,675 are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 15,000 shares, of which none are vested.

(17) Mr. Rousse has options for 19,151 shares under the 1994 Stock Option Plan of which 4,580 shares are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 15,000 shares of which none are vested.

(18) Mr. Steidle has vested 30,143 shares under the 1992 Stock Option Plan. Under the 1994 Stock Option Plan he has options for 21,000 shares, of which 9,800 are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 5,000 shares, of which none are vested.

(19) Mr. Yousey has options for 14,651 shares under the 1994 Stock Option Plan of which 2,930 shares are vested or will vest within the next 60 days. Under the 1997 Stock Option Plan he has options for 15,000 shares of which none are vested.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors

      The Company has a policy of paying the Chairman of the Board of Directors and directors who are not full-time employees of the Company a quarterly fee of $2,500 for services to the Board. Each director receives $1,500 for each meeting attended. If a director participates in a Board meeting which is held telephonically, then he receives a fee of $500. A director receives a fee of $1,000 for each committee meeting of the Board of Directors attended. If a director participates in the committee meeting, telephonically, the director receives a fee of $500 and if the committee meeting is held in conjunction with a Board meeting, the director receives $750.

      In 1997, Mr. Norrie received an aggregate of $86,206 in compensation from the Company. Mr. Norrie's compensation includes $19,750 in fees for general Board service and committee meetings attended, and $66,456 for his services as Chairman of the Board. In the fiscal year ended December 31, 1997, the total compensation paid to all non-employee directors was $202,206. All of the non-employee directors are reimbursed for their travel expenses for each Board and Committee meeting attendance.

      Non-employee Directors are also eligible to receive stock options under the Plan. Additionally, there were 22,500 shares granted to Non-Employee Directors in 1997. Pursuant to the Plan, automatic stock option grants were made to each director of the Company on May 16, 1994. The options were for 7,500 shares for each Non-employee Director at the then current market value. The shares granted to the Non-employee Directors vested 20% on the grant date. The option provides for continued vesting in equal installments of 20% annually over a period of four years commencing on the first anniversary of the grant date.

      On May 9, 1996, the Plan was amended to add an additional 150,000 shares to the Plan. This amendment granted directors of the Company options for 15,000 shares of the Company's Common Stock. These options differed from the original options available under the Plan in that they become vested and are fully exercisable eight years from their grant date, but also are subject to accelerated vesting if the Company's Common Stock reaches the following fair market values; 50% of the options vest at the fair market value of $12.00, 25% of the options vest at the fair market value of $14.67, and the remaining 25% of the options vest at the fair market value of $17.33.

      On May 9, 1996, eight directors received options for 15,000 shares under the amendment to the Plan. All options granted under the Plan are exercisable for a period of 10 years from the grant date. Each director is eligible for options under the Plan, provided that the recipient is still serving as a director of the Company. The performance requirements have been satisfied and the options are fully vested.

      During 1997, the Board of Directors approved a three for two stock split, which became effective on May 13, 1997 ("Stock Split"). As a result of the Stock Split, the shares the directors received under the Plan were adjusted proportionately. The exercise price per share was decreased proportionately.

      On August 13, 1997, Marion A. Keyes was appointed to the Board of Directors and received a grant of 22,500 shares, 7,500 shares from the original options and 15,000 shares from the amended options under the Plan. The 7,500 shares vest 20% on the grant date with continued vesting in equal installments of 20% annually over a period of 4 years commencing on the first anniversary of the grant date and the 15,000 shares are fully vested and exercisable as a result of Company's Common Stock reaching the fair market value set forth in the Adjusted Accelerated Vesting Schedule.

      As of March 31, 1998, 5% of all the options under the Plan have been exercised, 80% of the original options granted on May 16, 1994 under the Plan are vested, 20% of the original options granted on May 9, 1996, under the Plan are vested, and 100% of the amended options granted under the Plan are vested.

      Since few shares remain for options under the Plan, on February 18, 1998, the Board of Directors approved amending the Non-employee Directors Stock Option Plan to include an additional 200,000 shares under the Amended and Restated Non-employee Directors Stock Option Plan. The Board recommends a vote in favor of Proposal 3 of this proxy. See Proposal 3 for details regarding the Amended and Restated Director Stock Option Plan.

Summary of Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 1995, 1996, and 1997 compensation awarded or paid to, or earned by the company's chief executive officer, its other executive officers and division general managers (Named Executive Officers):

                          Summary Compensation Table
--------------------------------------------------------------------------------------------
                                                                  Long Term
                                                                 Compensation
                                         Annual Compensation        Awards
                                       -----------------------    ----------
                                                                               All Other
Name and  Principal                      Salary       Bonus        Options   Compensation(2)
  Position                   Year         ($)          ($)           (#)         ($)
---------------           ----------   ----------   ----------    ----------  ----------
Alex Kwader,                 1997        300,000     300,000        30,000(1)    36,621
President and                1996        292,504     210,000        41,000(1)    19,371
Chief Executive Officer      1995        268,758     169,966        12,000(1)     7,934

Bruce Moore,                 1997        175,008     131,256        15,000(1)    22,718
Vice President and           1996        146,256     105,000        18,000(1)    15,821
Chief Financial Officer      1995        134,386      84,990         6,000(1)     7,498

Stephen A. Steidle,          1997        121,500      91,998         5,000(1)    17,356
Vice President and           1996        115,012      82,606         7,500(1)    13,749
General Sales Manager        1995        106,771      66,780         3,500(1)     6,984

David C. Bernhard,           1997        121,764      93,762        15,000(1)    17,267
General Manager              1996             --          --             --        --
                             1995             --          --             --        --

David R. Kruft,              1997        168,756     131,256        15,000(1)    16,300
General Manager              1996             --          --             --        --
                             1995             --          --             --        --

David E. Rousse,             1997        158,966     120,006        15,000(1)    19,564
General Manager              1996             --          --             --        --
                             1995             --          --             --        --

Robert W. Yousey,            1997        176,007     132,912        15,0001    23,458
General Manager              1996             --          --             --        --
                             1995             --          --             --        --


(1) The awards consist of a stock option grant during August 1997 under the 1997 Stock Option Plan. These options vest in installments of 20% upon the one-year anniversary of the grant date and 20% upon each anniversary of the grant date thereafter, unless accelerated by the Compensation Committee of the Board of Directors.

(2) Consists of the Company's matching and discretionary payments under its Savings and Supplemental Retirement Plans ("401 (K) Plans"). The matching payments under its 401(k) plan to Messrs. Kwader, Moore, Steidle, Bernhard, Kruft, Rousse, and Yousey in 1997 were $17,089, $8,817, $6,456, $7,722, $9,987, $7,157 and $9,964 respectively. Discretionary payments under the 401 (K) plans to Messrs. Kwader, Moore, Steidle, Bernhard, Kruft, Rousse and Yousey were $9,864, $5,883, $4,487, $3,132, $4,814,
      $3,685, and $6,309 respectively. The value of other perquisites the executive officers received, such as country club dues, automobile allowance, and life insurance premiums totaled $47,919.

Stock Option Grants in the Last Fiscal Year

On February 20, 1997 the Board of Directors adopted the Company's 1997 Stock Option Plan ("1997 Plan"), authorizing 600,000 shares of the Company's Common Stock for issuance thereunder. The 1997 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine to whom options shall be granted, the number of shares subject to each option, whether the option will be incentive or nonstatutory, when the options may be exercised and the exercise price. On August 13, 1997 the Board granted 160,000 shares from the 1997 Plan to its executive officers and key employees. The following table outlines the shares granted to executive officers and general managers.

                         Individual Options Grants in Last Fiscal Year

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Potential Realizable
                                                                                                       Value of Assumed
                                                                                                     Annual Rates of Stock
                                                                                                     Price Appreciation for
                                                                                                         Option Term(4)
-----------------------------------------------------------------------------------------------------------------------------

                    Number of Securities     % of Total Options
                     Underlying Options     Granted to Employees   Exercise Price(3) Expiration
Name                   Granted(#)(1)          in Fiscal Year(2)         ($/Sh)          Date           5% ($)         10% ($)
--------------         ---------               -----------             --------       --------        --------      ---------
Alex Kwader                30,000                  18.73                 21.87        8/12/075         412,500      1,045,800

Bruce Moore                15,000                   9.38                 21.87        8/12/078         206,250        522,900

Stephen A. Steidle          5,000                   3.13                 21.87        8/12/073          68,750        174,300

David C.Bernhard           15,000                   9.38                 21.87        8/12/078         206,250        522,900

David R. Kruft             15,000                   9.38                 21.87        8/12/078         206,250        522,900


David E. Rousse            15,000                   9.38                 21.87        8/12/078         206,250        522,900

Robert W.Yousey            15,000                   9.38                 21.87        8/12/078         206,250        522,900

(1) Includes an August 13, 1997 stock option grant under the 1997 Stock Option Plan. This option grant vests at the rate of 20% upon the one-year anniversary of the grant date and 20% upon each anniversary of the grant date thereafter, unless accelerated by the Compensation Committee of the Board of Directors. In the event of a merger or change of control, as defined in the 1997 Plan, if the surviving company shall refuse to assume the options or substitute similar options for those outstanding options under the 1997 Plan, the options shall become immediately exercisable and shall terminate if not exercised prior to such event. Options expire 90 days after an optionee's employment with the Company is terminated for any reason, unless the termination is by reason of the optionee's death, disability, or retirement. The options expire 10 years from the grant date. As of December 31, 1997, none of the options granted to the Named Executive Officers in the last fiscal year had vested.

(2) During the 1997 fiscal year, a total of 160,000 shares were granted to executive officers and key employees from the 1997 Plan.

(3) Represents the closing market price of the Company's Common Stock on the day immediately preceding the grant date.

(4) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant, which for 1997 was $21.87, appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increased over the option term, which will benefit all stockholders. For example, a stockholder who purchased one share of stock on December 31, 1997, at $21.50, and held the stock for 10 years and sold it on December 31, 2007, while the stock appreciated at 5% and 10% would have profits of $13.52 and $34.27, respectively on his $21.50 investment.

Aggregated Stock Options

      The following table shows, as of December 31, 1997, information regarding unexercised stock options held by the Named Executive Officers. No stock options were exercised by the Named Executive Officers during the year.

      Aggregated Options in Last Fiscal Year and Fiscal Year-End Option Values
--------------------------------------------------------------------------------
                  Number of Securities Underlying    Value of Unexercised
                      Unexercised Options at        In-the-Money Options at
                        December 31, 1997(1)         December 31, 1997(1), (2)
--------------------------------------------------------------------------------
Name                 Exercisable   Unexercisable  Exercisable   Unexercisable
--------------      ------------   ------------   ------------  ------------

Alex Kwader           117,132       91,016        1,940,366      1,155,778

Bruce Moore            57,563       42,387          960,798        501,564

Stephen A. Steidle     38,569       17,574          660,153        216,353

David C. Bernhard       6,563       34,638           67,996        391,176

David R. Kruft          2,930        26,721         23,440        316,440

David E. Rousse         4,205        29,946         39,378        356,753

Robert W. Yousey        2,930        26,721         23,440        316,440


(1) The table includes options granted under the 1992 Amended and Restated Stock Option Plan, the 1994 Stock Option Plan and the 1997 Stock Option Plan as of December 31, 1997, and valued at the closing m arket price of the stock on December 31, 1997.

(2) Value in this table is the aggregate amount by which the market price per share of $21.50 on December 31, 1997, exceeded the follow ing exercise prices of $3.33, $6.33, $7.83, $9.00, and $13.50.

Severance Agreements

      The Board of Directors has adopted two severance plans:

      On December 13, 1996, the Board of Directors adopted a severance plan for executive officers and division managers for situations involving a change in control of the Company ("Change of Control Severance Plan"). Under the terms of the Change of Control Severance Plan, a participating employee will generally become entitled to receive benefits, if the employee's employment is terminated by the Company without cause or by the employee for good reason following a change in control. Eligible employees may terminate their employment for good reason within the specified time periods of one or two years form a change in control, unless the employee's termination is the result of death, retirement, termination for cause, or termination other than for good reason.

      The Change of Control Severance Plan has an initial term of three (3) years and thereafter is automatically renewed for successive one (1) year terms, subject to cancellation or amendment by the Company on or after an applicable renewal date. If benefits under the Change of Control Severance Plan would exceed those permitted under Section 280G of the Internal Revenue Code, the benefits are reduced to the largest amount acceptable that do not exceed the applicable limits.

      On December 13, 1996, the Board of Directors also approved Severance Agreements for certain executive officers and division managers. The severance agreements provide executives and division managers with a continuation of their base salary for a period of twelve or twenty four months, depending on the employee's category designation under the severance agreement. The severance agreement states that employees who are terminated without cause and who are receiving compensation under the severance agreement shall not (i) intentionally divulge, reveal, furnish or make available confidential information that could materially affect the Company's operations, profitability or reputation, (ii) participate in a business which provides for the sale of specialty paper products to individuals or corporations, without prior written consent from the Company, or (iii) solicit any employee to terminate employment with the Company.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Board of Directors established the Compensation Committee of the Board of Directors (the "Committee") in May 1992 and granted it authority to (i) set compensation levels for executive officers and directors, and (ii) administer the Company's stock option or other compensation plans. To assist the Committee in the performance of its duties, it collects on an informal basis information regarding executive compensation levels at similar sized companies within the paper products industry. The Committee also obtains reports from consultants surveying the compensation of executive officers employed in the paper industry in similarly sized companies. In 1997, the Company engaged Compensation Resource Group (CRG) to study and evaluate the Company's compensation policies and programs, and to compare the compensation paid by the Company with that paid by other similarly sized companies to executive officers and key employees.

      Compensation for all of the Company's employees, including executive officers, is based on the individual employee's experience and responsibilities and the economic success of the Company. The components of executive compensation are as follows:

      Base Salary. The Committee annually reviews the salaries of the executive officers. The general philosophy followed by the Committee in setting base salaries is to be competitive in the Company's industry. In 1997, the Committee received a report from CRG that summarized the compensation paid to executive officers as disclosed in proxy statements of other similarly sized companies in the paper industry and general industry to evaluate the compensation paid to senior management. Some of these companies are in the group utilized for performance comparison (see "Performance Measurement Comparison"). The Committee supplemented the report information with the independent knowledge of its members regarding salaries paid by other companies with similar sales that are both publicly and privately held. Utilizing this information, salaries for executive officers are set by the Committee. The Company targets and establishes base salaries in the middle third of the range. The Committee is currently working with CRG to reexamine the Company's compensation policy for its executive officers.

      Bonus Compensation. To provide incentive to the executive officers to achieve certain performance goals, the Committee administers a bonus program. In 1994, the Committee adopted the Executive Bonus Plan, which provides for bonus payments of a percentage of base salary based upon achievement by the Company of certain levels of earnings per share. The Executive Bonus Plan utilizes a sliding scale so that the percentage of base salary paid as bonus compensation increases as the earnings per share of the Company increase. The Executive Bonus Plan is designed to directly align the interests of the executive officers and the stockholders. The Executive Bonus Plan is subject to annual review.

      Stock Options. The Committee uses stock option grants to executive officers and other key employees to provide such individuals with incentives to remain in the employ of the Company and to work to maximize the value of the Company's stock. Stock option grants are viewed by the Committee as long-term compensation intended to directly align the executive's interest with the interests of the stockholders and to focus executive officer's interest in the long-term growth of the Company Since stock options are also used by other competitors, the Committee believes that the granting of stock options is necessary to make the Company's compensation package competitive. The Committee grants options with vesting over a five (5) year period to encourage executives to remain in the employ of the Company.

      On May 15, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan"), which was approved at the annual meeting of the stockholders. Under the 1997 Plan, an aggregate of 600,000 shares are reserved for issuance to key employees and executive officers of the Company. The amount of shares reserved under the 1997 Plan was established based on a review by the Committee of industry averages with respect to the percentage of outstanding shares reserved for stock option plans for executive officers and other persons.

      On August 13, 1997, the Committee granted options to purchase shares to executive officers and key managers. The Committee granted options to purchase an aggregate of 160,000 shares from the 1997 plan. The options granted under the 1997 Plan vest 20% on the first anniversary of the grant date and 20% on each anniversary of this grant date thereafter. As of March 31, 1998, none of the options under the 1997 Plan are vested.

      Other Benefit Programs. In addition to the stock options, executive officers of the Company participate in other employee benefit programs including health insurance, group life insurance, and a savings and supplemental retirement plan (the "401 (k) Plan") on the same basis as other employees of the Company.

      Limitation on Deductibility of Compensation Paid. Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executives in excess of $1,000,000 is not deductible. The Committee believes that at the present time, it is quite unlikely that the compensation paid to executive officers in a taxable year would exceed $1,000,000. The Committee has accordingly not established a policy for determining which forms of incentive compensation shall be designed to qualify as "performance based compensation."

      Relationship of Performance Under Compensation Plans. The Executive Bonus Plan, which bases bonuses on earnings per share, is directly tied to the financial performance of the Company. The Executive Bonus Plan is aligned with the stockholders' interest in the Company's performance by providing for payments only if the Company achieves certain levels of earnings per share. The greater the earnings per share, the greater the award, up to a maximum award level. For details on the bonuses granted to the Named Executive Officers during 1997, see the "Summary Compensation Table."

      Chief Executive Officer's 1997 Compensation. The Committee's philosophy as to the annual compensation of Mr. Kwader, the Chief Executive Officer (the "CEO"), has been to establish a base salary in the middle third of the range of salaries paid to the CEO's of companies in the paper industry with similar sales volumes. As a result of the Company's growth and expansion, the Committee is currently re-evaluating the CEO's salary range. Additional annual incentive compensation is based on the success of the Company through the Executive Bonus Plan. The CEO's annual compensation will fluctuate, based on the performance of the Company.

      Based on the Committee's review of salary ranges, Mr. Kwader's base salary, effective as of April 1, 1997, was maintained at an annual level of $300,000. In addition, Mr. Kwader received $300,000 in incentive compensation in 1997, in accordance with the scale set forth in the Executive Bonus Plan, as a result of the Company achieving certain earnings per share.

      The Committee's approach to the long-term compensation of the CEO is to provide for retirement through the Company's 401(k) Plan and to award stock options. As of March 31, 1998, Mr. Kwader has options which have vested or will vest within the next sixty days to acquire 84,398 shares of the Company's stock at $3.33 per share, 10,925 shares of the Company's stock at $6.33 per share, 10,200 shares of the Company's stock at $7.83 per share, 8,800 shares of the Company stock at $9.00 per share, and 7,500 shares of the Company's stock at $13.50 per share. In connection with the grants of options made during 1997, under the 1997 Plan, to executive officers and key employees, Mr. Kwader was granted options to acquire 30,000 shares of stock of the Company. The Committee believes that the stock option plans help to direct the focus of Mr. Kwader towards the long-term performance of the Company.

                              Compensation Committee Of The Board Of Directors
                                    Jon H. Miller, Chairman
                                    George E. McCown
                                    K. Peter Norrie

Compensation  Committee Interlocks and Insider Participation

      As noted above, the Company's Compensation Committee consists of Messrs. Miller, Norrie, and McCown. Mr. Norrie served as Chief Executive Officer of the Company from June 1989 to November 1990. In 1997, Mr. Norrie received an aggregate of $86,206 for his services as Chairman of the Board and in compensation and benefits as an employee of the Company through March 1997, and as a non-employee since that time. Mr. Norrie also served as an advisor to CRG and is compensated for his services. During 1997, Mr. McCown was a managing general partner of McCown De Leeuw & Co., which provides management, consulting, and financial services to the Company for an annual fee. Services rendered by McCown De Leeuw & Co. include, but are not necessarily limited to, advice and assistance concerning the operation, planning, and financing of the Company, including assistance in identifying and implementing acquisitions. The management fee is paid pursuant to an agreement. Such fee was $250,000 in 1997. Under the terms of the agreement, the principals of MDC Management Company, each of whom is also a general partner of McCown De Leeuw & Co., are not obligated to devote more than 25% of their time in any given month to the affairs of the Company. This agreement with the MDC Management Company expired on December 31, 1997.

Performance Measurement Comparison

      The following chart shows the value of an investment of $100 on March 2, 1993, the date of commencement of trading of the Company's Common Stock, in (i) the Company's Common Stock, (ii) the Russell 2000 Index, a published index, as weighted by market capitalization, and (iii) a custom peer group, as calculated by Media General, weighted by market capitalization. All values assume reinvestment of the full amount of all dividends.

      The Company believes the Russell 2000 Index is the closest broad market representing companies with smaller market capitalization. The Company chose a custom peer group because existing indices do not accurately reflect the Company's businesses. FiberMark's peer group was chosen because they are specialty fiber materials producers with similar market capitalization, including Buckeye Technology, Inc., Caraustar Industries, Inc., Crown Vantage, Inc., P.H. Glatfelter Co., Lydall, Inc. and Wausau-Mosinee Paper Corp.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                     OF COMPANY, PEER GROUP AND BROAD MARKET

------------------------------------ FISCAL YEAR ENDING ------------------------
COMPANY            1993     1994        1994        1995       1998      1997
---------------    -----   ------      ------      ------     ------    ------
FIBERMARK, INC.     100     58.33       83.33       90.74     148.16    238.77
PEER GROUP          100    104.64      104.86      119.37     131.29    136.95
BROAD MARKET        100    117.73      115.60      148.47     173.12    311.80

                      ASSUMES $100 INVESTED ON MAR 11, 1993
                           ASSUMES DIVIDEND REINVESTED

      The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                              CERTAIN TRANSACTIONS

      The Company has entered into indemnity agreements with certain executive officers and directors which provide, among other things, that the Company will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, executive officer, or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with as of December 31, 1997, with the exception of a Form 4 for Mr. Thompson which inadvertently indicated indirect ownership of all shares rather than both direct and indirect ownership, which was subsequently corrected, and a Form 5 for each officer to report the stock option grant made pursuant to the 1994 Stock Option Plan.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                       By Order of the Board of Directors


                       /s/ Paul S. Street
                          ------------------

                       Paul S. Street
                       Secretary and General Counsel


Brattleboro, Vermount
March 31, 1997

      A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1997, is available without charge upon written request to: Corporate Communications Manager, FiberMark, Inc., P.O. Box 498, Brattleboro, Vermont 05302, and may be viewed on FiberMark's web site (www.fibermark.com).